Contracts:     Hannah Burns (212)272-2395
               Amy Morgan (212)272-4418



For Immediate Release


                 THE BEAR STEARNS COMPANIES INC.
                   DECLARES 5% STOCK DIVIDEND;
                     DECLARES CASH DIVIDENDS


New York, New York - April 14, 1994 - The Bear Stearns Companies Inc. (NYSE;BSC) today announced the declaration of a 5% stock dividend on its outstanding shares of common stock, the thirteenth stock dividend to be paid since the company went public in 1985. The company also announced quarterly cash dividends on its outstanding shares of common stock, on the outstanding shares of its adjustable rate cumulative preferred stock, on the outstanding shares of its 7.88% cumulative preferred stock and on the outstanding shares of its 7.60% cumulative preferred stock.

5% STOCK DIVIDEND DECLARED
     The Board of Directors declared a 5% stock dividend on the outstanding shares of common stock to be distributed May 27, 1994 to shareholders of record on May 13, 1994. The quarterly cash dividend declared today will be paid in respect of shares of common stock outstanding on May 13, 1994 and consequently will not be paid on the newly issued shares.

QUARTERLY CASH DIVIDENDS DECLARED
     The Board of Directors declared a regular quarterly cash dividend of 15 cents per share on the outstanding shares of common stock, payable May 27, 1994 to shareholders of record on May 13, 1994. The Board also declared a quarterly cash dividend of 70 5/8 cents per share on the outstanding shares of adjustable rate cumulative preferred stock, payable July 15, 1994 to shareholders of record on June 30, 1994. In addition, the Board declared a quarterly cash dividend of $3.94 per share on the outstanding shares of 7.88% cumulative preferred stock which is equivalent to 49 1/4 cents per related depositary share, and a quarterly cash dividend of $3.80 per share on the outstanding shares of 7.60% cumulative preferred stock which is equivalent to 47 1/2 cents per related depositary share, both payable July 15, 1994 to shareholders of record on June 30, 1994.

     Earlier in the week, the company reported net income for the third fiscal quarter ended March 25, 1994 of $115.5 million, a 5% increase from $110.4 million for the comparable quarter a year ago. Net income for the first nine months of fiscal 1994 was $354.6 million, a 49% increase from $237.7 million a year ago. Giving effect to the 5% stock dividend, earnings per share for the third quarter were 88 cents per share, versus 88 cents for the same period a year ago. Earnings per share for the nine months ended March 25, 1994 were $2.65, a 40% increase from $1.89 for the comparable period last year.

     The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading worldwide investment banking and securities trading firm, serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., it offers professional and correspondent clearing, including securities lending. Headquartered in New York City, the company has over 7,000 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, San Francisco and Washington, DC; and an international presence in Beijing, Frankfurt, Geneva, Hong Kong, Karachi, London, Madrid, Manila, Paris, Sao Paulo, Shanghai and Tokyo. As of March 25, 1994, total capital, including long-term borrowings, was approximately $5.4 billion. Giving effect to the 5% stock dividend, book value as of March 25, 1994 was $14.19 per share, based on 129,509,736 shares outstanding.